EXHIBIT 10.5

FORM OF

ARCTIC CAT INC.

RESTRICTED STOCK UNIT AGREEMENT

FOR EXECUTIVE OFFICERS

This RESTRICTED STOCK UNIT AGREEMENT (“Agreement”) made as of the             day of             , 20    , between Arctic Cat Inc., a Minnesota corporation (the “Company”), and                     , an employee of the Company or one or more of its subsidiaries (“Employee”). Any terms not defined herein shall have the meaning set forth in the 2013 Omnibus Stock and Incentive Plan (the “2013 Stock Plan”) of the Company approved by its shareholders.

WHEREAS, the Company desires, by granting Employee certain restricted stock units of the Company, as hereinafter provided, to carry out the purposes of the 2013 Stock Plan.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto have agreed, and do hereby agree, as follows:

1. Award.

(a) Restricted Stock Units. Pursuant to the 2013 Omnibus Stock and Incentive Plan (the “2013 Stock Plan”),             Restricted Stock Units (RSUs”), each RSU representing the right to receive one share of the Company’s common stock, par value $.01 per share (“Stock”), shall be issued as hereinafter provided in Employee’s name subject to certain restrictions thereon.

(b) Issuance of RSUs. The RSUs shall be issued upon acceptance hereof by Employee and upon satisfaction of the conditions of this Agreement.

(c) 2013 Stock Plan and Employment Agreements. This award of RSUs is subject to all of the terms and conditions set forth in the 2013 Stock Plan, including future amendments thereto, if any. A copy of the 2013 Stock Plan is on file with the Chief Financial Officer of the Company, and Employee, by acceptance hereof, agrees to and accepts this award of RSUs subject to the terms of the 2013 Stock Plan. In the event of any conflict between the terms of the 2013 Stock Plan, any employment agreement between the Company and Employee and this Agreement, the terms of the 2013 Stock Plan shall prevail.

2. Rights of Employee with Respect to the Restricted Stock Units.

(a) No Shareholder Rights. The RSUs granted pursuant to this Agreement do not and shall not entitle the Employee to any rights of a holder of Stock. The rights of Employee with respect to the RSUs shall remain forfeitable at all times prior to the date on which such rights become vested, and the restrictions with respect to the RSUs lapse, in accordance with Section 3.

(b) Conversion of Restricted Stock Units; Issuance of Stock. No shares of Stock shall be issued to Employee prior to the date on which the RSUs vest and the restrictions with respect to the RSUs lapse, in accordance with Section 3. Neither this Section 2(c) nor any action taken pursuant to or in accordance with this Section 2(c) shall be construed to create a trust of any kind. After all restrictions with respect to RSUs lapse pursuant to Section 3, the Company shall cause to be issued no later than 2.5 months after the end of the Company’s fiscal year (subject to Section 5), in payment for such RSUs that number of shares of Stock equal to the number of RSUs with respect to which the restrictions have lapsed.

3. Restrictions on RSUs. Employee hereby accepts the RSUs and agrees with respect thereto as follows:

(a) Forfeiture Restrictions. The RSUs may not be sold, assigned, pledged, exchanged, hypothecated or otherwise transferred, encumbered or disposed of, and in the event of termination of Employee’s employment with the Company or employing subsidiary for any reason other than (i) Retirement at any time following the first anniversary of the date of this Agreement, (ii) death or (iii) Disability, or except as otherwise provided in the last sentence of subparagraph (b) of this Paragraph 3, Employee shall, for no consideration, forfeit to the Company all RSUs to the extent then subject to the Forfeiture Restrictions. The prohibition against transfer and the obligation to forfeit and surrender RSUs to the Company upon termination of employment are herein referred to as “Forfeiture Restrictions.” For purposes of clarity, if Employee terminates his or her employment prior to the first anniversary of the date of this Agreement due to Retirement, Employee shall, for no consideration, forfeit to the Company all RSUs granted by this Agreement. The Forfeiture Restrictions shall be binding upon and enforceable against any purported transferee of RSUs.

(b) Lapse of Forfeiture Restrictions. The Forfeiture Restrictions shall lapse as to thirty-three and one-third percent (33 1/3%) of the RSUs on each of the first three anniversaries of the date of this Agreement provided that Employee has been continuously employed by the Company from the date of this Agreement through the lapse date. Notwithstanding the foregoing, the Forfeiture Restrictions shall lapse as to all of the RSUs on the earlier of (i) the occurrence of a Change in Control, except as otherwise provided in the 2013 Stock Plan, or (ii) the date Employee’s employment with the Company is terminated by reason of death, Disability or Retirement. Lapse of Forfeiture Restrictions under (i) or (ii) of this Section 3(b) shall be allowed only to the extent that the applicable Change in Control or termination events for death, Disability or Retirement are at least as restrictive as the definitions set forth Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations relating thereto. In the event Employee’s employment is terminated for any other reason, the Committee which administers the 2013 Stock Plan (the “Committee”) or its delegate, as appropriate, may, in the Committee’s or such delegate’s sole discretion, approve the lapse of Forfeiture Restrictions as to any or all RSUs still subject to such Restrictions, such lapse to be effective on the date of such approval or Employee’s termination date, if later.

4. Tax Matters.

(a) Election to Defer Distribution. If the distribution of Stock upon lapsing of Forfeiture Restrictions applicable to the RSUs granted by this Agreement is subject to U.S. tax law, Employee may elect to defer the distribution of some or all of such Stock. Such deferral election shall be in accordance with the rules as established by the Committee and in general must be received in writing by the Company no later than the last day of the fiscal year preceding the fiscal year in which the RSU is granted.

(b) Payment of Tax. To the extent that the receipt of the RSUs or the lapse of any Forfeiture Restrictions results in income to Employee for federal or state income tax purposes, Employee shall deliver to the Company at the time of such receipt or lapse, as the case may be, such amount of money or shares of Stock as the Company may require to meet its withholding obligation under applicable tax laws or regulations, and, if Employee fails to do so, the Company is authorized to withhold from any cash or Stock remuneration then or thereafter payable to Employee any tax required to be withheld by reason of such resulting compensation income.

(c) 409A Compliance. Notwithstanding anything to the contrary herein, and unless otherwise agreed by the Company and Employee in writing, if Employee is a “specified employee,” as defined in Section 409A(a)(2)(B)(i) of the Code as of the date of any termination, payment of deferred compensation subject to Section 409A of the Code shall be made to Employee in one lump sum no earlier than six months following the date of termination; provided, however, that any payment or portion thereof which is subject to an exemption for separation pay to specified employees as provided under Section 409A of the Code and the relevant Treasury Regulations thereunder, or is subject to any other exemption provided under Section 409A of the Code and the relevant Treasury Regulations thereunder allowing for payment to a specified employee prior to the date that is six months following the date of termination of employment, may be paid to Employee the later of 20 days following such date of termination or the date Employee fulfills any conditions to receipt of such payment or portion thereof (which conditions must be capable of being satisfied within two and one-half months of the date of termination).

5. Delivery of Stock. The Company shall not be required to deliver any shares of Stock upon vesting or lapse of restrictions of any RSUs until the requirements of any federal or state securities laws, rules or regulations or other laws or rules (including the rules of any securities exchange) as may be determined by the Company to be applicable are satisfied. Employee agrees that such Stock will not be sold or otherwise disposed of in any manner which would constitute a violation of any applicable federal or state securities laws. Employee also agrees (i) that the certificates representing such Stock may bear such legend or legends as the Company deems appropriate in order to assure compliance with applicable securities laws, (ii) that the Company may refuse to register the transfer of such Stock on the stock transfer records of the Company if such proposed transfer would be in the opinion of counsel satisfactory to the Company constitute a violation of any applicable securities law and (iii) that the Company may give related instructions to its transfer agent, if any, to stop registration of the transfer of the shares of such Stock.

6. Employment Relationship. For purposes of this Agreement, Employee shall be considered to be in the employment of the Company as long as Employee remains an employee of either the Company, any successor corporation or a parent or subsidiary corporation (as defined in section 424 of the Code) of the Company or any successor corporation. Any question as to whether and when there has been a termination of such employment, and the cause of such termination, shall be determined by the Committee, or its delegate, as appropriate, and its determination shall be final.

7. Committee’s Powers. No provision contained in this Agreement shall in any way terminate, modify or alter, or be construed or interpreted as terminating, modifying or altering any of the powers, rights or authority vested in the Committee or, to the extent delegated, in its delegate pursuant to the terms of the 2013 Stock Plan or resolutions adopted in furtherance of the 2013 Stock Plan, including, without limitation, the right to make certain determinations and elections with respect to the RSUs.

8. Company Authority. The existence of the RSUs herein granted shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the common stock of the Company or its rights thereof, or dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

9. Disputes. As a condition of the granting of the RSUs herein granted, Employee agrees, for Employee and Employee’s personal representatives, that any dispute or disagreement which may arise under or as a result of or pursuant to this Agreement shall be determined by the Board of Directors of the Company, in its sole discretion, and that any interpretation of the Board of the terms of this Agreement shall be final, binding and conclusive.

10. Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under Employee.

11. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Minnesota.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by an officer thereunto duly authorized, and Employee has executed this Agreement, all as of the date first above written.

ARCTIC CAT INC.

By:
Chief Executive Officer

Employee

Please Check Appropriate Item (One of the boxes must be checked):

☐	I do not desire the alternative tax treatment provided for
in Internal Revenue Code Section 83(b).

☐*	I do desire the alternative tax treatment provided for in
Internal Revenue Code Section 83(b) and desire that forms
for such purpose be forwarded to me.

*	I acknowledge that the Company has suggested that before this block is checked that I check with a tax consultant of my choice.

Please furnish the following information for shareholder records:

(Given name and initial must be used	Social Security Number
for stock registry)	(if applicable)

Birth Date
Month/Day/Year

Name of Employer

Address (Zip Code)	Day phone number

United States Citizen: Yes  ☐    No  ☐

PROMPTLY NOTIFY THIS OFFICE OF ANY CHANGE IN ADDRESS.